EXHIBIT 99.1

Contacts:
Julie Wood	Greg W. Schafer
Vice President, Investor Relations	Chief Financial Officer
510-597-6505	510-597-6684
ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

EMERYVILLE, CALIF. — May 9, 2007 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported its financial results for the first quarter ended March 31, 2007. Onyx, with its collaborator, Bayer Pharmaceuticals Corporation, or Bayer, is marketing and developing Nexavar® (sorafenib) tablets, an anticancer drug currently approved for the treatment of advanced kidney cancer in the U.S., European Union, and other territories internationally. Nexavar net revenue, as recorded by Bayer, was $60.9 million for the quarter ended March 31, 2007 compared to $23.7 million in the same period last year.
“We are pleased with the growing number of kidney cancer patients benefiting from Nexavar,” said Hollings C. Renton, President and CEO of Onyx. “In liver cancer, we look forward to the presentation of our pivotal Phase 3 SHARP data at ASCO next month, which showed that Nexavar significantly extends survival in this devastating disease versus placebo. Based on these data, Bayer is preparing regulatory filings for a supplemental indication that we believe could lead to substantial commercial upside in 2008 and beyond.”
Renton continued, “As a monotherapy, Nexavar has proven efficacy in kidney cancer and now has demonstrated superior overall survival in liver cancer, a second tough-to-treat tumor. Nexavar’s favorable product profile, including its activity in combination with chemotherapy, strengthens our belief that Nexavar may also be a successful treatment for additional types of cancers.”
Onyx reported a net loss of $12.2 million, or $0.26 per share, for the first quarter of 2007 compared to a net loss of $20.4 million, or $0.49 per share, in the same period in the prior year. The net loss for the quarter ended March 31, 2007, includes employee stock-based compensation expense of $3.0 million, or $0.06 per share. The net loss for the quarter ended March 31, 2006, included employee stock-based compensation expense of $3.6 million, or $0.09 per share.
Net Expense due to (from) Unconsolidated Joint Business
Onyx reports the net expense due to (from) unconsolidated joint business for Nexavar as a single line item within the Statement of Operations. This item consists of Nexavar product revenue and the reimbursement of each company for its shared expenses under the collaboration and is, in effect, the net amount due to or from Bayer to balance the companies’ economics under the Nexavar collaboration. According to the terms of the collaboration, the companies share all research and development, marketing, and non-U.S. sales expenses. Onyx and Bayer each bears its own U.S. sales force and medical science liaison expenses. Bayer recognizes all revenue under the Nexavar collaboration and incurs the majority of expenses relating to the development and marketing of Nexavar. The calculation of the net expense due to (from) unconsolidated joint business is shown in the table following the summary financial information. In the first quarter of 2007, Onyx reported a net amount due from Bayer of $3.0 million compared to a net amount due to Bayer of $4.1 million for the first quarter of 2006. This change is primarily due to an increase in Nexavar revenue recognized by Bayer which is partially offset by increases in the combined commercial and development expenses for Nexavar.
Operating Expenses
In the first quarter of 2007, research and development expenses, including stock-based compensation expense of $0.5 million, was $5.5 million, a decrease of $2.3 million as compared to the first quarter of 2006. This decrease is due to a reduction in activities in the melanoma program subsequent to the release of results in the Phase 2 and Phase 3 metastatic melanoma trials in December 2006.
In the first quarter of 2007, selling, general and administrative expenses, including stock-based compensation expense of $2.5 million, were $13.2 million, an increase of $1.6 million over the first quarter of 2006. This increase is due to an increase in employees in commercial and administrative functions to support our planned growth.

Cash, Cash Equivalents and Marketable Securities
As of March 31, 2007, the company had cash, cash equivalents, short and long-term marketable securities of $261.8 million compared to $271.4 million at December 31, 2006.
Conference Call with Management Today
Onyx’s management will host a teleconference and web cast to discuss first quarter 2007 financial results and provide a general business overview. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 9, 2007. Interested parties may access a live web cast of the presentation at:
http://events.streamlogics.net/conferenceplus/onyx/may09-07/index.asp or by dialing 847-413-3235 and using the passcode 17605023. A replay of the presentation will be available on the Onyx website or by dialing 630-652-3044 and using the passcode 17605023 approximately one hour after the teleconference concludes. The replay will be available through June 9, 2007.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that target the molecular mechanisms that cause cancer. The company is developing Nexavar®, a small molecule drug, with Bayer Pharmaceuticals Corporation. Nexavar has been approved for the treatment of advanced kidney cancer. For more information about Onyx’s pipeline and activities, visit the company’s website at: www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations, potential NDA filings, commercialization efforts and competitors of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law. (See attached tables.)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Operating expenses:
Net expense due (from) to unconsolidated joint business	$(3,025)	$4,102
Research and development (1)	5,534	7,800
Selling, general and administrative (1)	13,183	11,623

Total operating expenses	15,692	23,525

Loss from operations	(15,692)	(23,525)
Interest income	3,497	3,173

Net loss	$(12,195)	$(20,352)

Basic and diluted net loss per share	$(0.26)	$(0.49)

Shares used in computing basic and diluted net loss per share	46,278	41,292

CONDENSED BALANCE SHEETS
(In thousands)

	Mar. 31,	Dec. 31,
	2007	2006
	(unaudited)	(2)
Assets
Cash, cash equivalents and marketable securities	$261,751	$266,958
Other current assets	12,933	12,940

Total current assets	274,684	279,898
Property and equipment, net	1,873	1,478
Other assets	506	4,870

Total assets	$277,063	$286,246

Liabilities and stockholders’ equity
Current liabilities	17,933	23,466
Advance from collaboration partner	40,000	40,000
Stockholders’ equity	219,130	222,780

Total liabilities and stockholders’ equity	$277,063	$286,246

(1)	Includes employee stock-based compensation expense of $0.5 million and $2.5 million, and $0.7 million and $2.9 million in research and development expense and selling, general and administrative expenses, respectively, in the condensed, unaudited statement of operations for the three months ended March 31, 2007 and 2006, respectively.

(2)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2006.

ONYX PHARMACEUTICALS, INC.
CALCULATION OF NET EXPENSE DUE TO (FROM) UNCONSOLIDATED JOINT BUSINESS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2007	2006

Product revenue, net (as recorded by Bayer)	$60,881	$23,747
Combined cost of goods sold, distribution, selling, general and administrative expenses	36,450	17,708
Combined research and development expenses	33,290	30,031

Combined collaboration loss	$8,859	$23,992

Onyx’s share of collaboration loss	$4,430	$11,996

Reimbursement of Onyx’s direct development and marketing expenses	(7,455)	(7,894)

Onyx net expense due (from) to unconsolidated joint business	$(3,025)	$4,102

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